Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-75000, 333-40482, and 333-36671) on Forms S-8 and Registration Statement (No. 333-130550) on Form S-3 of United Western Bancorp, Inc. of our report dated March 16, 2007 relating to our audits of the consolidated financial statements for the years ended December 31, 2006 and 2005 and our report dated March 16, 2007 relating to our audit of internal control over financial reporting for the year ended December 31 2006, which appear in the in this Annual Report on Form 10-K of United Western Bancorp, Inc.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
March 16, 2007